Exhibit (e)(4)

March 13, 2016

Ruckus Wireless, Inc.

350 West Java Drive

Sunnyvale, California 94089

Attn: Ms. Selina Lo

Re:	Exclusivity in Connection with Possible Transaction

Ladies and Gentlemen:

This letter agreement is being entered into by Brocade Communications Systems, Inc. (“Brocade”) and Ruckus Wireless, Inc. (the “Company”). Reference is made to that certain non-binding proposal letter, dated as of March 11, 2016 from Brocade to Ms. Selina Lo (the “Proposal Letter”).

In recognition of the time that will be expended and the expenses that will be incurred by Brocade in connection with the negotiation of a possible transaction involving Brocade and the Company (the “Possible Transaction”), Brocade has required, as a condition to proceeding with the negotiation of its offer with respect to a Possible Transaction, and the Company hereby agrees that, during the Exclusivity Period (as defined below), neither the Company nor any of its officers, directors, representatives, affiliates, employees or agents, in their capacities as such, will directly or knowingly indirectly solicit, respond to or initiate or enter into discussions or any transaction with, or knowingly encourage, or provide any information to, any person, corporation, partnership or other entity or group, in each case concerning any sale of more than 15% of the Company’s outstanding stock by the stockholders of, or any merger or sale of more than 15% of the outstanding equity securities or any substantial assets of, or any similar transaction involving, the Company. For purposes of this letter agreement, “Exclusivity Period” shall mean the period commencing on the date hereof and ending at 11:59 PM San Francisco Time on March 31, 2016; provided, however, that if prior to any expiration of the Exclusivity Period, Brocade has been acting in good faith to negotiate and execute as promptly as practicable a definitive acquisition agreement providing for a Possible Transaction on terms substantially similar to those proposed in the Proposal Letter (other than with respect to price, which shall be the same), the Exclusivity Period shall automatically renew for a one week period thereafter (with any further renewals of the Exclusivity Period subject to mutual consent of Brocade and the Company). Notwithstanding anything to the contrary herein, the Exclusivity Period shall terminate immediately upon the delivery of written notice from Brocade to the Company that it no longer wishes to pursue a Possible Transaction on the price terms set forth in the Proposal Letter. The Company hereby represents and warrants that neither the Company nor any of the Company’s affiliates is party to or bound by any agreement with respect to any such transaction other than as contemplated by this letter agreement (other than confidentiality agreements).

The existence of this letter agreement and its contents are subject to the terms of the confidentiality agreement, dated as of February 5, 2016, between Brocade and Ruckus (the

“Confidentiality Agreement”). Each of Brocade and the Company continue to be bound by, and this letter agreement, the Proposal Letter and the subject matter hereof and thereof are subject to, the Confidentiality Agreement.

Each of the parties hereto acknowledges and agrees that this letter agreement will not give rise to any obligation on the part of either Brocade or the Company with respect to the Possible Transaction (except as set forth herein), and neither Brocade nor the Company shall be bound or obligated to enter into or consummate, or enter into any agreement with respect to, any other transaction or relationship with the other party.

This letter agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

[Signature Page to Follow]

Very truly yours,

BROCADE COMMUNICATIONS SYSTEMS, INC.

By:	/s/ Ken Cheng
Name: Ken Cheng
Title: Chief Technology Officer and Senior Vice President, Corporate Development and Emerging Business

ACCEPTED AND AGREED TO AS OF THE DATE SET FORTH BELOW:

RUCKUS WIRELESS, INC.

By:	/s/ Selina Lo
Name: Selina Lo
Title: Chief Executive Officer

Date: March 13, 2016

[Signature Page to Letter Agreement Re: Exclusivity in Connection with Possible Transaction]